September 26, 2016
Securities and Exchange Commission
Washington, D.C.  20549
Ladies and Gentlemen:
We were previously principal accountants for New Sheridan Developing World Fund, a series of ALPS Series Trust (the Fund) and, under the date of November 24, 2015, we reported on the financial statements of the Fund as of and for the year ended September 30, 2015 and for the period from September 9, 2014 (commencement of operations) through September 30, 2014. On November 16, 2015, we were notified by the Fund that the auditor-client relationship with KPMG LLP would cease upon the issuance of our report on November 24, 2015. We have read the statements made by the Fund which we understand will be filed with the Commission pursuant to Item 77K of Form N-SAR dated September 29, 2016, and we agree with such statements, except that we are not in a position to agree or disagree with the Funds statements that the board of trustees engaged Ernst & Young as the independent registered public accountant or that the change was recommended by the Audit Committee.
Very truly yours,
KPMG LLP